Exhibit (d)(7)

STRICTLY CONFIDENTIAL

15 January 2026

Brian Wong, M.D., Ph.D.

President & Chief Executive Officer

RAPT Therapeutics, Inc.

561 Eccles Avenue

South San Francisco, CA 94080

RE: Amendment to Exclusivity Agreement

Dear Brian:

Reference is made to that certain Exclusivity Agreement, dated 2 January 2026 (the “Exclusivity Agreement”), by and between GlaxoSmithKline LLC (“GSK”) and RAPT Therapeutics, Inc. (the “Company” or “RAPT”). All capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Exclusivity Agreement.

This letter confirms in writing the agreement of the parties hereto to amend certain terms of the Exclusivity Period as set forth in this letter. Each of the parties hereto agrees that the references to “15 January 2026” in the definition of “Exclusivity Period” shall be amended to read “20 January, 2026”.

Except as specifically amended herein, the Exclusivity Agreement shall remain in full force and effect and is hereby ratified and confirmed, and the parties hereto acknowledge and agree that none of the provisions of the Exclusivity Agreement are amended except for the amendments expressly set forth herein.

Paragraphs 3, 4 and 6 of the Exclusivity Agreement are incorporated herein by reference, mutatis mutandis, as if such provisions were set forth in full herein.

[Signature Page Follows]

If this letter agreement accurately sets forth our understanding, kindly execute and date the enclosed copy of this letter agreement and return it to the undersigned.

Very truly yours,

GLAXOSMITHKLINE LLC

By: /s/ Ian Greenberg
Name: Ian Greenberg
Title: VP Business Development, Global Corporate Development

ACKNOWLEDGED AND AGREED:

RAPT THERAPEUTICS, INC.

By: /s/ Brian Wong
Name: Brian Wong
Title: Chief Executive Officer